UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  April 1, 2014 (March 27, 2014)

Jones Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36006	80-0907968
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

807 Las Cimas Parkway, Suite 350 Austin, Texas	78746
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (512) 328-2953

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On March 27, 2014, Jones Energy Holdings, LLC (the “Company”), Jones Energy Finance Corp. (the “Co-Issuer” and together with JEH LLC, the “Issuers”), Jones Energy, Inc. (the “Parent”) and JEH LLC’s material subsidiaries, other than the Co-Issuer (together with the Parent, the “Guarantors”), entered into a purchase agreement (the “Purchase Agreement”) with Citigroup Global Markets Inc., as the sole representative of a group of initial purchasers (collectively, the “Initial Purchasers”), pursuant to which the Issuers agreed to sell $500,000,000 in aggregate principal amount of the Issuers’ 6.75% Senior Notes due 2022 (the “2022 Notes”). The 2022 Notes were offered and sold in a transaction exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”). The 2022 Notes were resold to qualified institutional buyers in reliance on Rule 144A and Regulation S under the Securities Act.

The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions under which the Issuers and the Guarantors, on one hand, and the Initial Purchasers, on the other, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. The Issuers also agreed not to issue certain debt securities for a period of 60 days after March 27, 2014, without the prior consent of Citigroup Global Markets Inc.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed with this Current Report on Form 8-K (this “Report”) as Exhibit 1.1 and is incorporated herein by reference.

The information included or incorporated by reference in Item 2.03 of this Report is incorporated by reference into this Item 1.01 of this Report.

Item 1.02                                           Termination of a Material Definitive Agreement.

On April 1, 2014, the Company used a portion of the proceeds from the issuance of the 2022 Notes (the “Offering”) to repay all outstanding borrowings under that certain Second Lien Credit Agreement, dated as of December 31, 2009, among the Company, as borrower, Wells Fargo Energy Capital, Inc., as administrative agent, and the lenders party thereto (the “Second Lien Term Loan”).  The Company subsequently terminated the Second Lien Term Loan in accordance with its terms.  An affiliate of Wells Fargo Energy Capital, Inc. participated as an initial purchaser in the Offering.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Indenture and 2022 Notes

On April 1, 2014, the Issuers, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee, entered into an Indenture pursuant to which the Issuers issued the 2022 Notes. The 2022 Notes are general unsecured senior obligations of the Issuers. The 2022 Notes are unconditionally guaranteed jointly and severally on a senior unsecured basis by the Guarantors and certain future subsidiaries of the Issuers. The 2022 Notes rank equal in right of payment with all existing and future senior indebtedness of the Issuers, and senior in right of payment to any future subordinated indebtedness of the Issuers. The 2022 Notes are effectively junior in right of payment to any secured indebtedness of the Issuers to the extent of the collateral securing such indebtedness, and to any indebtedness and other liabilities of any non-guarantor subsidiaries. The guarantees rank equal in right of payment with all existing and future senior indebtedness of the Guarantors, and senior in right of payment to any future subordinated indebtedness of the Guarantors. The guarantees are effectively junior in right of payment to any secured indebtedness of the Guarantors to the extent of the collateral securing such indebtedness.

Interest and Maturity

The 2022 Notes will mature on April 1, 2022 and interest on the 2022 Notes is payable in cash semi-annually in arrears on each April 1 and October 1, commencing October 1, 2014. Interest will be payable to holders of record on the March 15 and September 15 immediately preceding the related interest payment date, and will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Optional Redemption

At any time prior to April 1, 2017, the Issuers may on one or more occasions redeem up to 35% of the aggregate principal amount of 2022 Notes issued under the Indenture at a redemption price of 106.750% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), using the net cash proceeds of an equity offering by the Parent, provided that:

•              at least 65% of the aggregate principal amount of 2022 Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding 2022 Notes held by the Company and its subsidiaries); and

•              the redemption occurs within 180 days of the date of the closing of such equity offering.

Prior to April 1, 2017, the Issuers may redeem all or part of the 2022 Notes upon not less than 30 or more than 60 days’ notice, at a redemption price equal to the sum of:

•                                          the principal amount thereof, plus

•                                        the Make Whole Premium (as defined in the Indenture) at the redemption date, plus

•                                        accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

On and after April 1, 2017, the Issuers may redeem all or a part of the 2022 Notes, upon not less than 30 or more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to the applicable redemption date, on the 2022 Notes redeemed to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

YEAR	PERCENTAGE
2017	105.063%
2018	103.375%
2019	101.688%
2020 and thereafter	100.000%

Change of Control

If a change of control event occurs, each holder of 2022 Notes may require the Issuers to repurchase all or a portion of that holder’s 2022 Notes for cash at a price equal to 101% of the aggregate principal amount of the 2022 Notes repurchased, plus any accrued but unpaid interest on the notes repurchased, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the repurchase date).

Certain Covenants

The Indenture contains covenants that, among other things, limit the Issuers’ ability and the ability of their restricted subsidiaries to: (i) incur or guarantee additional indebtedness or issue certain preferred stock; (ii) pay dividends on capital stock or redeem, repurchase or retire capital stock or subordinated indebtedness; (iii) transfer or sell assets; (iv) make investments; (v) create certain liens; (vi) enter into agreements that restrict dividends or other payments from the Company’s restricted subsidiaries to the Issuers; (vii) consolidate, merge or transfer all or substantially all of the Issuers’ assets; (viii) engage in transactions with affiliates; and (ix) create unrestricted subsidiaries.

Events of Default

Upon a continuing event of default, the trustee or the holders of 25% of the principal amount of the 2022 Notes may declare the 2022 Notes immediately due and payable, except that a default resulting from a bankruptcy or insolvency with respect to the Parent, the Company or any restricted subsidiary of the Company that is a significant subsidiary or any group of its restricted subsidiaries that, taken together, would constitute a significant subsidiary of the Company, will automatically cause all 2022 Notes to become due and payable. Each of the following constitutes an event of default under the Indenture:

•              default for 30 days in the payment when due of interest on the 2022 Notes;

•              default in payment when due of the principal of, or premium, if any, on the 2022 Notes;

•              failure by the Issuers to comply with the covenant relating to consolidations, mergers or transfers of all or substantially all of the Issuers’ assets or failure by the Issuers to purchase notes when required pursuant to the asset sale or change of control provisions of the Indenture;

•              failure by the Parent for 180 days after notice to comply with its reporting obligations under the Indenture;

•              failure by the Parent, the Issuers or any restricted subsidiary for 60 days after notice to comply with any of the other agreements in the Indenture;

•              default under any mortgage, indenture or instrument governing any indebtedness for money borrowed or guaranteed by the Parent, the Company or any of its restricted subsidiaries, if such default: (i) is caused by a failure to pay principal, interest or premium, if any, on said indebtedness within any applicable grace period; or (ii) results in the acceleration of such indebtedness prior to its stated maturity, and, in each case, the principal amount of the indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or acceleration of maturity, aggregates $50.0 million or more, subject to a cure provision;

•              failure by the Parent, the Company or any of its restricted subsidiaries to pay final judgments aggregating in excess of $50.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

•              any guarantee is held in any judicial proceeding to be unenforceable or invalid, or ceases for any reason to be in full force and effect, or any Guarantor, or any person acting on behalf of any Guarantor, denies or disaffirms its obligations under its guarantee; and

•              certain events of bankruptcy or insolvency described in the Indenture with respect to the Parent, the Issuers or any of the Company’s restricted subsidiaries that is a significant subsidiary or any group of its restricted subsidiaries that, taken as a whole, would constitute a significant subsidiary of the Company.

The foregoing description of the Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture, which is filed with this Report as Exhibit 4.1 and is incorporated herein by reference.

Registration Rights Agreement

In connection with the issuance and sale of the 2022 Notes, on April 1, 2014, the Issuers and the Guarantors entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Citigroup Global Markets Inc., as the sole representative of the Initial Purchasers. Under the Registration Rights Agreement, the Issuers and the Guarantors agreed to use their commercially reasonable efforts to file with the United States Securities and Exchange Commission and cause to become effective a registration statement relating to an offer to issue new notes having terms substantially identical to the 2022 Notes in exchange for outstanding 2022 Notes within 360 days after the notes were issued. In certain circumstances, the Issuers and the Guarantors may be required to file a shelf registration statement to cover resales of the 2022 Notes. If the Issuers and the Guarantors fail to satisfy these obligations, the Company may be required to pay additional interest to holders of the 2022 Notes under certain circumstances.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement, which is filed with this Report as Exhibit 4.2 and is incorporated herein by reference.

Item 8.01                                           Other Events.

On March 27, 2014, the Parent issued a press release announcing the pricing of the 2022 Notes.  A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits.

1.1                             Purchase Agreement, dated March 27, 2014, among Jones Energy Holdings, LLC, Jones Energy Finance Corp., the Guarantors named therein and Citigroup Global Markets Inc., as the sole representative of the Initial Purchasers named therein.

4.1                             Indenture, dated April 1, 2014, among Jones Energy Holdings, LLC, Jones Energy Finance Corp., the Guarantors named therein and Wells Fargo Bank, National Association, as trustee.

4.2                             Registration Rights Agreement, dated April 1, 2014, among Jones Energy Holdings, LLC, Jones Energy Finance Corp., the Guarantors named therein and Citigroup Global Markets Inc., as the sole representative of the Initial Purchasers named therein.

99.1                      Press Release of Jones Energy, Inc. dated March 27, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

JONES ENERGY, INC.

Date: April 1, 2014	By:	/s/ Robert J. Brooks
Robert J. Brooks
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION
1.1

Purchase Agreement, dated March 27, 2014, among Jones Energy Holdings, LLC, Jones Energy Finance Corp., the Guarantors named therein and Citigroup Global Markets Inc., as the sole representative of the Initial Purchasers named therein.

4.1	Indenture, dated April 1, 2014, among Jones Energy Holdings, LLC, Jones Energy Finance Corp., the Guarantors named therein and Wells Fargo Bank, National Association, as trustee.

4.2

Registration Rights Agreement, dated April 1, 2014, among Jones Energy Holdings, LLC, Jones Energy Finance Corp., the Guarantors named therein and Citigroup Global Markets Inc., as the sole representative of the Initial Purchasers named therein.

99.1	Press Release of Jones Energy, Inc. dated March 27, 2014.